Exhibit 21.01

SUBSIDIARIES OF

OCCUPATIONAL HEALTH + REHABILITATION INC

CM Occupational Health, Limited Liability Company,

A Maine limited liability company

(also doing business as The Health Center)

OHR/MMC, Limited Liability Company,

A Maine limited liability company

(also doing business as Occupational Health + Rehabilitation,

an affiliate of Maine Health)

Kent/OH+R, LLC

A Rhode Island limited liability company

(also doing business as Occupational Health + Rehabilitation)

OHR/Baystate,LLC,

A Massachusetts limited liability company

(also doing business as Occupational Health + Rehabilitation)

OHR-SSM, LLC

A Missouri limited liability company

(also doing business as SSM Corporate Health Services)